Exhibit 99.1

Deepwater Oil and Gas Specialist Deep Down Q3 Revenue Rose 12%

to $4.4M; Hosts Investor Call Wed. Nov. 13th at 10am ET

Houston, TX – November 12, 2019 – Deep Down, Inc. (OTCQB: DPDW) (“Deep Down”), a specialist in deepwater oil and gas production and distribution equipment and services, today reported results for its third quarter ended September 30, 2019 (Q3’19). Deep Down will hold a conference call on November 13, 2019 at 10:00 am ET to review its results and discuss its business outlook (details below).

Deep Down at a Glance

Share Price+:	$0.58	Cash*:	$1.8M
52-Week Range:	$0.55 - $0.95	Book Value*:	$16.8M
Shares Out (11/11/2019):	13.3M	Price / Book Value+:	0.48x
Market Cap+:	$7.7M	TTM Revenue*:	$20.4M

* As of 9/30/19

+ As of 11/11/19

Charles Njuguna, CEO, commented, “Deep Down continues to capture new offshore projects despite fluctuations in energy pricing and sentiment in the oil & gas industry, with year-to-date revenue of $16M. We believe our growth this year reflects early signs of the industry’s recovery, along with a sharpening of our focus on projects in the Gulf of Mexico and other regions closer to our Houston base of operations, which provide better visibility and clearer timing.

“We are focused on driving our business toward consistent profitability, an objective we are cautiously optimistic we can accomplish as evidenced by our reduced operating expenses, excluding approximately $349,000 in transition and other non-recurring expenses in relation to the resignation of the Company’s Founder. Our recently appointed Chief Operating Officer, Micah Simmons is already making important contributions in support of our growth and profitability goals. Micah was previously VP of Project Management for Global Operations at Siemens Oil and Gas, following 20 years with TechnipFMC.”

“Going forward, we expect our cost reduction actions will begin to be reflected in our Q4 results and then more fully in calendar 2020. We hope to pair this more efficient cost structure with the benefits from our refocused sales and marketing efforts on domestic and Latin American opportunities in our core areas of expertise.”

Operating Results

Q3’19 revenues improved 12% to $4.4 million compared to $3.9 million in Q3’18, primarily due to a higher number of projects in process, while gross margin improved to 42% in Q3’19 compared to 40% in Q3’18. Gross profit in Q3‘19 improved to $1.8 million compared to $1.5 million in Q3'18, reflecting the revenue and margin improvements.

Q3’19 selling, general and administrative (SG&A) expenses decreased slightly to $2.14 million compared to $2.15 million in Q3‘18, and declined significantly as a percentage of revenues to 49% in Q3’19 from 55% in Q3’18 as the Company’s overhead initiatives continued to progress. Excluding approximately $349,000 related to one time expenses incurred in relation to the resignation of Deep Down’s Founder, Q3’19 SG&A would have improved to $1.8 million or approximately 41% of revenues.

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Deep Down’s modified EBITDA improved to $408,000 in Q3'19 compared to a modified EBITDA loss of $317,000 in Q3’18, primarily due to higher revenues and gross profit.

Deep Down reported a Q3’19 net loss of $373,000, or ($0.03) per basic share, compared with Q3’18 net loss of $649,000, or ($0.05) per basic share. Per share results are based on 13.3 million and 13.6 million weighted average shares outstanding in Q3’19 and Q3’18, respectively.

At September 30, 2019, Deep Down had working capital of $6.6 million, and total shareholders’ equity of $16.8 million, or approximately $1.27 per share. Deep Down had a $1.6 million increase in accounts receivable in Q3 ’19 compared to Q2 ‘19, principally reflecting delayed payments by some customers.

“We believe Deep Down remains well positioned to execute on our business goals given our solid working capital position, combined with anticipated operating cash flows and receivables collection. While we do plan to make some modest investments in the business aimed at driving sales, we will do so off an expense base that is now at an annual run rate approximately $1.5M lower than in 2018,” concluded Mr. Njuguna.

Conference Call Details:

Call ID:	1379994
Call Dial-in:	(877) 303-6187 for domestic callers
(678) 894-3073 for international callers
Webcast/Replay URL:	https://edge.media-server.com/mmc/p/yef8qr5b
Call Replay:	(855) 859-2056, Available through 11/20/19

About Deep Down, Inc. (www.deepdowninc.com)

Deep Down focuses on complex deepwater and ultra-deepwater oil and gas production distribution system technologies and support services, connecting the platform and the wellhead. Deep Down's proven services and technological solutions include distribution system installation support and engineering services, umbilical terminations, loose-tube steel flying leads, installation buoyancy, remotely operated vehicles and tooling, marine vessel automation, control, and ballast systems. Deep Down supports subsea engineering, installation, commissioning, and maintenance projects through specialized, highly experienced service teams and engineered technological solutions.

Forward-Looking Statements Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

Follow us on:          Twitter: @DeepDownIR

Investor Relations:

Catalyst IR

Chris Eddy or David Collins

212-924-9800

dpdw@catalyst-ir.com

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DEEP DOWN, INC.

SUMMARY FINANCIAL DATA (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
(In thousands, except per share amounts)
Revenues	$4,397	$3,912	$15,966	$11,722
Cost of sales:
Cost of sales	2,274	2,089	9,061	6,518
Depreciation expense	278	275	837	871
Total cost of sales	2,552	2,364	9,898	7,389
Gross profit	1,845	1,548	6,068	4,333
Operating expenses:
Selling, general and administrative	2,136	2,145	6,137	5,804
Depreciation and amortization	70	57	209	188
Total operating expenses	2,206	2,202	6,346	5,992
Operating loss	(361)	(654)	(278)	(1,659)
Other income:
Interest income, net	0	10	12	28
(Loss) Gain on sale of property, plant and equipment	(7)	0	8	439
Total (loss) other income	(7)	10	20	467
(Loss) before income taxes	(368)	(644)	(258)	(1,192)
Income tax expense	(5)	(5)	(15)	(15)
Net loss	$(373)	$(649)	$(273)	(1,207)
Net loss per share:
Basic	$(0.03)	$(0.05)	$(0.02)	(0.09)
Diluted	$(0.03)	$(0.05)	$(0.02)	(0.09)
Weighted-average shares outstanding:
Basic	13,330	13,648	13,417	13,507
Diluted	13,330	13,648	13,417	13,507
Modified EBITDA - Reconciliation to Net Income
Net loss	$(373)	$(649)	$(273)	(1,207)
Deduct interest income, net	0	(10)	(12)	(28)
Add (deduct) loss (gain) on sale of equipment	7	0	(8)	(439)
Add one-time charges related to Founder’s resignation	349	0	349	0
Add back depreciation and amortization	348	332	1,046	1,059
Add income tax expense, net	5	5	15	15
Add share-based compensation	72	5	200	15
Modified EBITDA (EBITDA loss)	$408	$(317)	$1,317	(585)
Cash flow data:
Cash provided by (used in):
Operating activities			$(1,531)	(11)
Investing activities			1,572	(224)
Financing activities			(274)	(7)
Total change in cash			$(233)	(242)

Balance sheet data:		*As of Dec 31, 2018
Cash	$1,782	$2,015
Short term investment (CD)	0	1,035
Total current assets	9,708	9,990
Total current liabilities	3,136	2,964
Working capital	6,572	7,026
Total assets	23,435	20,120
Total liabilities	6,617	3,011
Stockholders' equity	16,818	17,109

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